Exhibit 99.1

Manitex International, Inc. Announces Sale of Load King Subsidiary

Net Proceeds of $6.2 Million Slated for Debt Reduction

BRIDGEVIEW, Il December 30, 2015 — Manitex International, Inc. (NASDAQ:MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced that it has sold its Load King subsidiary to Utility One Source, a privately-held single source supplier of specialty equipment and services for the utility and heavy equipment industries.

The transaction, which closed as of December 28, 2015, produced gross proceeds of $6.525 million in cash, with net proceeds of approximately $6.2 million to Manitex International, Inc., which the Company will use to repay bank debt. Trailing 12 months revenue for Load King was approximately $18.5 million and EBITDA was $0.8 Million. The transaction will result in an estimated after-tax book loss of approximately $1.0 million for Manitex International, Inc. that will be reflected in the Company’s financial results for the fourth quarter ended December 31, 2015.

David J. Langevin, Chairman and CEO of Manitex International, Inc., commented, “The divestiture of Load King is one of several actions we are taking to reduce the company’s indebtedness and focus on our higher margin core lifting businesses, which remain our top corporate priorities heading into 2016. Load King is a solid strategic fit with Utility One Source and this transaction should be of substantial benefit to both parties. We are deeply appreciative of the efforts of the entire Load King team and are confident that Utility One Source will be an excellent owner and operator of this business.”

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom trucks, cranes, container handling equipment and reach stackers, rough terrain forklifts, and other related equipment. Our products, which are manufactured in facilities located in the USA, Canada, and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, CVS Ferrari, PM, Badger, Liftking , Sabre, and Valla. ASV, our Joint Venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,”

“estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (Earnings Before Interest, Taxes, and Depreciation and Amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability.

The Company’s management believes that EBITDA represents a key operating metric for its business. Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of the underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP Net Income is available in the Company’s SEC filings at www.sec.gov.

Contact:

Manitex International, Inc.	Darrow Associates, Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 510-8768
djlangevin@manitexinternational.com	pseltzberg@darrowir.com